Exhibit 99.1

Ultralife Corporation Announces Addition to the Russell 2000® Index

NEWARK, N.Y. – June 29, 2020 -- Ultralife Corporation (NASDAQ: ULBI) today announced it has been added to the Russell 2000® Index as part of the 2020 Russell U.S. Indexes annual reconstitution, effective as the U.S. market opens today.

“Our inclusion in the Russell 2000® Index, one of the most widely used performance benchmarks for small-cap companies, is an important milestone for Ultralife. We welcome the enhanced visibility within the investment community of our long-term, leveraged earnings growth prospects,” said Michael D. Popielec, President and Chief Executive Officer.

Russell U.S. indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $9 trillion in assets are benchmarked against Russell’s U.S. indexes. Russell indexes are part of FTSE Russell, a leading global index provider.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

About FTSE Russell

FTSE Russell is a global index leader that provides innovative benchmarking, analytics and data solutions used extensively by institutional and retail investors globally. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have used FTSE Russell indexes to benchmark their investment performance and create investment funds, ETFs, and index-based products.

FTSE Russell is wholly owned by London Stock Exchange Group.  For more information, visit www.ftserussell.com.

Company Contact:

Ultralife Corporation

Philip A. Fain

(315) 210-6110

pfain@ulbi.com

Investor Relations Contact:

LHA

Jody Burfening

(212) 838-3777

jburfening@lhai.com